Exhibit 99.06

                                Southern Company
                               Financial Overview
                            (In Millions of Dollars)
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

                                                   3 Months Ended June                       6 Months Ended June
                                         --------------------------------------    -----------------------------------------
                                             2004         2003      % Change          2004           2003        % Change
                                             ----         ----      --------          ----           ----        --------

 Consolidated -
 Operating Revenues                         $3,010       $2,824         6.6%         $5,742         $5,365          7.0%
 Earnings Before Income Taxes                  512          618       -17.1%            966          1,037         -6.8%
 Net Income As Reported (See Note)             352          432       -18.5%            683            730         -6.4%

 Alabama Power -
 Operating Revenues                         $1,059         $950        11.4%         $2,019         $1,840          9.7%
 Earnings Before Income Taxes                  185          167        10.4%            337            322          4.7%
 Net Income Available to Common                104          106        -2.2%            195            198         -1.7%

 Georgia Power -
 Operating Revenues                         $1,354       $1,191        13.7%         $2,553         $2,317         10.2%
 Earnings Before Income Taxes                  259          255         1.8%            485            464          4.5%
 Net Income Available to Common                156          159        -1.8%            300            292          2.7%

 Gulf Power -
 Operating Revenues                           $241         $215        12.1%           $456           $413         10.4%
 Earnings Before Income Taxes                   30           30         0.6%             57             53          9.0%
 Net Income Available to Common                 19           19         1.2%             36             33          9.4%

 Mississippi Power -
 Operating Revenues                           $233         $264       -11.9%           $443           $458         -3.4%
 Earnings Before Income Taxes                   39           87       -54.6%             68            122        -44.2%
 Net Income Available to Common (See Note)      22           53       -58.7%             39             74        -47.3%

 Savannah Electric -
 Operating Revenues                            $92          $78        17.7%           $165           $147         12.1%
 Earnings Before Income Taxes                   12           10        18.1%             17             16          8.1%
 Net Income Available to Common                  7            6        16.7%             10             10          7.1%

 Southern Power -
 Operating Revenues                           $182         $239       -23.3%           $358           $346          3.7%
 Earnings Before Income Taxes                   37          130       -71.8%             81            167        -51.5%
 Net Income Available to Common (See Note)      23           79       -71.7%             50            102        -51.6%

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Note

- Includes in 2003 a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain in net income for 2003 was $83 million for consolidated, $37 million for Mississippi Power, and $46 million for Southern Power.